AGREEMENT
                                    ---------


     AGREEMENT, dated this 21st day of January, 1997, by and between THE CENTER FOR MOLECULAR MEDICINE AND IMMUNOLOGY, INC., a Delaware non-profit corporation (the "Center"), and IMMUNOMEDICS, INC., a Delaware business corporation ("Immunomedics").

                                    PREMISES
                                    --------

     The Center was organized for the purposes of engaging in scientific, educational and clinical research in connection with immunodetection and treatment of cancer, funded primarily through grants and research contracts with state and federal agencies and charitable foundations. Immunomedics is a corporation which engages in research for profit and the development and marketing of commercially useful products through its own efforts and by licensing third party corporations experienced in the field. Immunomedics also intends to focus its efforts in the area of IN VIVO and IN VITRO immunological detection and treatment of cancer and other illnesses.

     For good and valuable consideration, including the mutual obligations, responsibilities and promises included hereinafter and the foregoing premises, the parties hereto agree as follows:

1.   DEFINITIONS
     -----------

     For purposes of this Agreement:

     1.1 "Candidate Technology" shall mean any development resulting from research performed by the Center and to which the Center has proprietary rights, whether exclusive or non-exclusive, which may have potential for commercialization or use in connection with other commercial development, including all information or special knowledge of the Center relating in any way to manufacture, development, or use of the Candidate Technology, including but not limited to processes, techniques, methods, products, materials and compositions..

     1.2 "Patent Rights" shall mean rights under any existing or later-filed United States or foreign patent or patent application claiming all or part of the Candidate Technology.

     1.3 "Affiliate" shall mean any corporation at least 51% of whose voting stock or other indicia of ownership is owned directly or indirectly by Immunomedics.

     1.4 "Immunomedics Liaison" shall mean an employee of Immunomedics designated by it to be the recipient of all reports, submissions and notices from the Center relating to the subject matter of this Agreement.

     1.5 "Candidate Technology Proposal" (hereinafter, "Proposal") shall mean a written proposal comprising a complete description of the Candidate Technology, including the chemical identity of relevant compositions, if known, common names and structures, and summaries of all available data known to the Center relating to chemical, pharmaceutical and toxicological properties, including the results of all tests and studies. The Proposal shall also include the particulars of any Patent Rights for the Candidate Technology. The Proposal shall include an offer of a license to Immunomedics to commercialize all or part of the Candidate Technology.

2.   RESEARCH AND SUBMISSION OF PROPOSALS
     ------------------------------------

     2.1 Except for research performed under a third-party agreement as set out in paragraph 2.4, whenever the Center has developed Candidate Technology, the Center shall submit a Proposal regarding said Candidate Technology to the Immunomedics Liaison. Concurrent with submission of the Proposal, the Center shall, where appropriate, provide samples of relevant compositions. Following the submission of a Proposal, the Center agrees that Immunomedics may have access to all information or special knowledge of the Center relating in any way to manufacture, development, or use of the Candidate Technology (including raw data) summarized in the Proposal, at Immunomedics' expense and at mutually agreeable times and places.

     2.2 For a period of one-hundred eighty (180) days after submission by the Center of a Proposal, Immunomedics and its Affiliates shall have the first right and option to negotiate, in good faith, the terms of an exclusive or non-exclusive (as shall be determined by Immunomedics) worldwide commercialization license (with the right to sublicense) with respect to the particular Candidate Technology offered, provided that the Center will not grant Immunomedics and its Affiliates an exclusive license under this Agreement on more than twenty percent (20%) of the Proposals during any five-year term of this Agreement. Within 180 days after submission by the Center of the Proposal under paragraph 2.1, Immunomedics shall notify the Center in writing whether it or any of its Affiliates intends to exercise its option to license the Candidate Technology hereunder. During the 180-day period, the Center shall keep Immunomedics informed of ongoing research results regarding the Candidate Technology that is the object of the Proposal and said ongoing research results shall be considered a part of the Proposal without restarting the 180-day period. If such ongoing research yields a significantly different Candidate Technology, however, the Center shall resubmit a new Proposal as set out in paragraph 2.1.

     2.3 If Immunomedics: (a) responds negatively to any Proposal; or (b) fails, within 180

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


days after receipt by Immunomedics of any Proposal under paragraph 2.1, to give the Center notice of its intent to take a license in accordance with paragraph 2.2, then the Center shall be free to exploit the Candidate Technology or a reasonably similar technology described in such Proposal, but not any other or different technology resulting from further research or development, after the end of the 180 day period in any manner it wishes without any further obligation to Immunomedics.

     2.4 In the event that the Center shall receive proposals from a third party for the Center to do collaborative research, the Center shall have the right to accept such proposal and perform such research, provided that it is not directly related to Candidate Technology licensed by Immunomedics under this Agreement. Any rights to license which accrue to the Center as a result of such third party collaborative research shall remain the sole rights of the Center, anything in this Agreement to the contrary notwithstanding, except that any such rights which conflict with or in any way limit rights which Immunomedics already has under any license taken according to this Agreement shall, at Immunomedics' option, either be incorporated into existing licenses hereunder or shall not be asserted against Immunomedics.

3.   LICENSE TO IMMUNOMEDICS
     -----------------------

     3.1 Any non-exclusive or exclusive license granted to Immunomedics which shall result from a Proposal under paragraph 2.1 shall be commercially reasonable under the circumstances as determined at the time such license is entered into, and shall represent a fair market price for the use of the relevant technology or rights, fairly reflecting the risks incurred by Immunomedics and the costs of subsequent research and development needed to commercialize the Candidate Technology. The license will specify the licensed fields of use, breadth of exclusivity, and royalties payable by the licensee. Royalty rates will normally be based on product sales and the prevailing rates conventionally granted in the field identified in the Proposal for Candidate Technologies with reasonably similar commercial potential, based primarily on the royalties payable by unrelated third parties and Immunomedics for the same (or comparable) rights to and licenses of the same (or comparable) technology to independent third parties under similar circumstances considering all relevant facts, adjusted to account for material differences in contractual terms and economic conditions in which transactions occurred. Royalty rates will be negotiated at the time the license is entered into. Contingent royalty schemes based on, e.g. patent issuance or non-issuance, and provisions treating the stacking of royalties or packaging of other licensed Patent Rights may be provided. Any such license will reserve unto the Center the royalty-free right to use such licensed Candidate Technology for

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


research and academic purposes on a non-commercial basis.

     3.2 The Center shall, at Immunomedics' request, enter into a separate license agreement with Immunomedics or with its Affiliates with regard to Patent Rights in any given country relating to the marketing of a particular Candidate Technology in that country. Such separate agreement will generally embody the same terms and conditions as contained in this Agreement to the extent permitted by the laws of such country and to the extent that said terms and conditions apply to the rights being licensed. Immunomedics agrees to guarantee the performance by any such Affiliate of its obligations under such separate agreement; provided that such agreement shall grant no greater rights to Immunomedics or its Affiliates than are granted to Immunomedics under this Agreement.

4.   CONSIDERATION
     -------------

     4.1 In consideration for the rights and options granted under Sections 2 and 3 hereof and subject to the other terms of this Agreement, Immunomedics shall pay the Center an annual license fee of Two Hundred Thousand Dollars ($200,000) for so long as this Agreement or any renewals thereof shall be in force. Such fee will be payable upon date of execution of this Agreement and upon each anniversary thereafter.

5.   FILING, PROSECUTION, AND MAINTENANCE OF PATENTS
     -----------------------------------------------

     5.1 The Center shall be responsible for filing, prosecution, and maintenance fees relating to Patent Rights to each Candidate Technology it invents or discovers. Notwithstanding the foregoing, a license agreement hereunder may permit Immunomedics and its Affiliates to assume responsibility for procuring and/or maintaining certain Patent Rights at Immunomedics' and/or such Affiliates' expense.

     5.2 Upon request, the Center shall promptly provide Immunomedics with copies of all papers, specifications, amendments, replies, official actions, and other documents relating to the filing, prosecution, and maintenance by the Center of Patent Rights for the Candidate Technology offered in any Proposal hereunder, subject to the obligations of confidentiality and non-use set forth in Section 9 hereof.

6.   DURATION AND TERMINATION
     ------------------------

     6.1 This Agreement shall continue in full force and effect until a date which shall be five years from the date first above written, unless sooner terminated as provided herein, provided, that if during such five-year term (i) the Center shall file a patent application or (ii) a written invention disclosure or notice of invention shall be filed by or with the Center or a principal

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

investigator of the Center, with respect to technology covered by this Agreement (except for technology developed under a third-party proposal as set out in paragraph 2.4 of this Agreement), then subject to the submission by the Center of a Proposal, during the five years commencing upon the date of such filing, the rights of Immunomedics under this Agreement with respect to such technology shall be as follows:

          (a) The Center shall promptly after such filing submit a licensing proposal to Immunomedics with respect to such technology (which shall be deemed to be a "Proposal" under paragraph 2.1 hereof) and thereupon Immunomedics shall have the right and option set forth in paragraph 2.2 to negotiate a license of such technology, upon the terms and conditions set forth herein; and

          (b) In the event a license is not entered into by the Center and Immunomedics within such 180-day period, or Immunomedics earlier notifies the Center in writing that it does not desire to obtain a license, the provisions of paragraph 2.3 shall apply.

     6.2 This Agreement may be terminated by the Center if Immunomedics shall at any time become insolvent or make a general assignment for the benefit of creditors, or if a petition in bankruptcy, or insolvency, or any reorganization shall be commenced by, against, or in respect of Immunomedics and shall remain undismissed for more than 60 days.

     6.3 This Agreement is terminable by Immunomedics at any time either in whole or in part, by giving 120 days' prior written notice to the Center. Obligations incurred by Immunomedics with respect to Proposals as set forth in paragraph 2.1 shall survive termination under this paragraph 8.3.

     6.4 The obligations of confidentiality in Section 9 shall survive termination of this Agreement.

     6.5 At least ninety (90) days and not more than one hundred eighty (180) days prior to the expiration of the initial term of this Agreement, without considering any rights set forth in clauses (a) and (b) above, Immunomedics may give to the Center written notice of its desire to renew this Agreement for an additional five-year period. In such event, the Center and Immunomedics will, during the sixty (60) days after receipt of such notice, attempt to agree in good faith upon the terms and conditions of the Agreement to be in effect during such additional five-year period. In the event that the Center and Immunomedics shall be unable to agree upon all of such terms and conditions prior to the expiration of the term of this Agreement, this Agreement shall terminate in accordance with its terms.

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

7.   WARRANTY
     --------

     7.1 The Center warrants and represents that there are no outstanding written or oral agreements inconsistent with this Agreement to which the Center is a party; and that the Center is empowered to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Immunomedics under this Agreement.

     7.2 Immunomedics warrants and represents that there are no outstanding written or oral agreements inconsistent with this Agreement to which Immunomedics is a party and that Immunomedics is empowered to enter into this Agreement without burdens, encumbrances, restraints or limitations of any kind which could adversely affect the rights of the Center thereunder.

     7.3 The Center warrants that at the time of submission of each Proposal hereunder and during the 180-day option period following such submission, it will disclose all patents and patent applications owned by a third party, of which it is aware, which might be infringed by the commercialization practice of the Candidate Technology which is the subject of that Proposal.

     7.4 Neither Immunomedics nor the Center makes any warranties, either express or implied, other than those explicitly recited in this Section 7.

8.   PUBLICITY
     ---------

     8.1 The Center shall not originate any publicity, news release, or other public announcement, written or oral, whether to the public press, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of Immunomedics, which approval will not be unreasonably withheld.

     8.2 Nothing contained herein will prevent the Center from making such disclosures as may be required (i) in reports or documents sent to regulatory agencies or bodies of (ii) pursuant to the requirements of applicable laws or governmental regulations, provided that, in the event any such disclosure is required, the Center will afford Immunomedics the prior opportunity to review the text of such disclosure.

9.   CONFIDENTIALITY
     ---------------

     9.1 Since each party will throughout the course of the performance of this Agreement obtain access to confidential and proprietary information of the other, each party will hold in

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


strict confidence the confidential information of the other, will not use it except for the purposes set out in this Agreement, and will treat it with the same degree of care that it exercises with regard to its own proprietary information. This obligation of confidentiality shall apply only to information designated "confidential" and disclosed in writing or (if disclosed orally) promptly confirmed in writing by notice as set out in paragraph 11.4. This obligation of confidentiality shall not prevent either party from making such disclosures to government bodies or agencies as are required by law, as for example, to obtain the permission of said government body or agency to commercialize a Candidate Technology; provided that the party making such disclosure notifies the other party in writing regarding the disclosure, including the identity of the body or agency to whom the disclosure was made and the reason therefor. None of Immunomedics' confidential or proprietary information shall be used in or be a part of any submission or proposal to a third party under Section 2 of this Agreement.

     9.2 The obligation of confidentiality set out herein shall extend for a period of five years from the date on which the confidential information is received by the obligated party; provided however, that such obligations shall not apply to any information that:

     (a) is or becomes publicly available through no fault of the obligated party; or

     (b) the obligated party can show was in its possession prior to the furnishing of same by the furnishing party; or

     (c) the obligated party independently develops or lawfully receives from a third party.

10.  ACKNOWLEDGMENT OF JOINT DEVELOPMENT
     -----------------------------------

     10.1 The parties hereby acknowledge that Dr. David M. Goldenberg will have overlapping responsibilities for the Center and Immunomedics. For instance, Dr. Goldenberg will presently act as the President of the Center as well as a research scientist and will also be employed by Immunomedics as Chairman of the Board of Directors.

     10.2 The Center and Dr. Goldenberg hereby covenant that the decision as to whether the Center has a Candidate Technology to be presented to Immunomedics will rest solely with the Board of Trustees of the Center and that Dr. Goldenberg shall not participate in the vote on the issue when it comes before the Board of Trustees. Furthermore, Immunomedics and Dr. Goldenberg hereby covenant that the decision to exercise Immunomedics' right of first refusal or release of the Candidate Technology shall be determined solely by the majority vote of the Board of Directors of Immunomedics or a subcommittee chosen by that Board of Directors and that neither Dr. Goldenberg, nor any member of his immediate family, will participate in the

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


vote on the issue.

11.  MISCELLANEOUS
     -------------

     11.1 Neither Immunomedics nor the Center shall be liable for failure due to force majeure to perform its duties under this Agreement. As used in this Agreement, force majeure shall mean acts of God; acts, regulations, or laws of any government; war; civil commotion; strike, lock-out or labor disturbances; destruction of production facilities and materials by fire, earthquake or storm; failure of public utilities or common carriers; and any other causes beyond the control of that party.

     11.2 Both the Center and Immunomedics agree to execute whatever further documents may be necessary to the implementation of this Agreement.

     11.3 All communications, reports, payments, and notices required by this Agreement by one party to the other shall be addressed to the parties at their respective addresses set forth below or to such other address within the United States as requested by either party by notice in writing to the other:

    If to Immunomedics:           Immunomedics, Inc.
                                  300 American Road
                                  Morris Plains, NJ 07950
                                  Attn:  Chairman

    With a copy to:               Warshaw, Burstein, Cohen
                                  Schlesinger & Kuh
                                  555 Fifth Avenue
                                  New York, NY 10022
                                  Attn:  Howard Cohen, Esq.


    If to the Center:             The Center for Molecular Medicine
                                    and Immunology
                                  520 Belleville Avenue
                                  Belleville, NJ 07109
                                  Attn:  Vice President-Administration

    With a copy to:               Carpenter, Bennett & Morrissey
                                  Three Gateway Center
                                  100 Mulberry Street
                                  Newark, NJ 07102
                                  Attn:  Laurence Reich, Esq.

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

     All such notices, reports, payments and communications may be made personally, by first class mail, postage prepaid, by facsimile or by express courier, and shall be considered made as of the date of receipt. Such notices shall be considered made as of 48 hours from the date of deposit with the United States Post Office if sent by registered or certified mail, postage prepaid.

     11.4 It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have in this agreement incorporated all representations, warranties, covenants, commitments, and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement may not be modified except by a notice in writing, signed by the party to be bound thereby.

     11.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successor to substantially the entire assets and business of Immunomedics to which this Agreement relates. Neither this Agreement nor any part of it shall be assignable by the Center without the written consent of Immunomedics, which shall not be unreasonably withheld. Any assignee of Immunomedics shall receive all of Immunomedics' rights and be bound by all of Immunomedics' obligations and warranties set out in this Agreement. In the event that this Agreement is assigned in its entirety to a successor of Immunomedics under this paragraph 11.5, Immunomedics shall no longer have any obligations hereunder other than to maintain the confidentiality required by Section 9 and shall not guarantee the performance of any such assignee under this Agreement.

     11.6 Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in New Jersey, or any other place mutually agreed to by the parties to this Agreement, in accordance with the rules then in effect at the American Arbitration Association, and judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

     11.7 All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard for the choice of law provisions thereof.

     11.8 Immunomedics and the Center acknowledge that any Candidate Technology licensed hereunder is likely to have been or to be developed, in whole or in part, with financial or other assistance from the United States of America, and that applicable statutes, regulations and Executive Orders of the United States of America, as well as published guidelines and

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

considerations for recipients of grants and contracts from the National Institutes of Health (NIH) and other federal departments and agencies, may control, apply or affect the right of Immunomedics to receive any Proposal, or take any license hereunder, and notwithstanding anything contained herein to the contrary, the rights and obligations of the parties under this Agreement are subject to compliance therewith to the extent controlling, applicable or affecting the rights and obligations of the parties. For instance, it may be necessary to disclose inventions to the NIH Health prior to submission of a Proposal to Immunomedics pursuant to a particular NIH grant or contract. The Center may seek Immunomedics' cooperation in submitting to NIH required utilization reports providing a status of development, first commercialization and amount of royalties received for an invention funded under an NIH grant or contract. Additionally, Immunomedics understands that the Bayh-Dole Act requires that products developed with Federal funds and used and sold in the United States, be substantially manufactured in the United States. This paragraph shall not be deemed to be a waiver by Immunomedics of any right it may have to contest with the appropriate governmental authority the validity of any statutes, regulations, Executive Orders, guidelines and considerations or their applicability to all or any part of this Agreement or any license granted pursuant to the provisions hereof.

     11.9 This Agreement shall become effective on and as of the date first above written and shall supercede and replace any prior agreements and understandings between the parties as to the subject matter hereof.

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

     IN WITNESS WHEREOF, the Center and Immunomedics have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written. The signature of Dr. David M. Goldenberg also attests to his concurrence with its terms insofar as he is personally affected thereby.

   IMMUNOMEDICS, INC.                     THE CENTER FOR MOLECULAR
                                          MEDICINE AND IMMUNOLOGY, INC.


By: /s/David M. Goldenberg, Sc.D., M.D.    By: /s/Raymond H. Menard, Ph.D.
    --------------------------------           ----------------------------
       David M. Goldenberg, Sc.D., M.D.           Raymond H. Menard, Ph.D.
       Chairman and CEO                           Vice President



STATE OF NEW JERSEY             )
                                ) ss
COUNTY OF ESSEX                 )

     On this, the 27th day of January, 1996, before me, Lois Gillespie, the undersigned officer, personally appeared RAYMOND H. MENARD and DAVID M. GOLDENBERG, known to me as the persons named as signatories of the within instrument and acknowledged that they executed the same for the purposes contained in said instrument.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                        /s/ Lois A. Gillespie
                                        ----------------------
                                            Lois A. Gillespie
                                            Notary Public
[SEAL]

                                            Lois A. Gillespie
                                      A Notary Public of New Jersey
                                    My Commission Exp. Sept. 14, 1999


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